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                                                                    EXHIBIT 99.1

                               [EPICOR LETTERHEAD]

FOR IMMEDIATE RELEASE

Contact:  Valerie Brodie
          Epicor Software Corporation
          949-585-4293
          vbrodie@epicor.com

          EPICOR RELEASES PRELIMINARY ESTIMATE OF FINANCIAL PERFORMANCE
                      FOR THE SECOND FISCAL QUARTER OF 1999

         IRVINE, Calif., July 7, 1999 -- Epicor Software Corporation (NASDAQ:
EPIC), today released preliminary financial performance estimates for the second fiscal quarter ended June 30, 1999. For the quarter, the company expects to report total revenue slightly below that of its first fiscal quarter with earnings per share at or near breakeven.

         The company believes that its revenue and earnings growth were adversely affected by several factors including continuing merger-related sales performance issues and a general industry-wide slowdown in demand for ERP software. Second quarter results were also impacted by the reclassification of the company's Impresa operation (from an asset held for sale) to an on-going entity.

         "We expect revenue levels in the third and fourth quarters of the current fiscal year to be similar to those of the second quarter, principally due to an industry-wide slowdown," said George Klaus, chairman, president and CEO of Epicor. "We do not believe this reflects the long-term growth prospects of either the enterprise software market or Epicor. Notwithstanding these industry trends, we remain confident that the merger of Platinum and DataWorks brought together the resources necessary for Epicor to emerge as the leading supplier of business performance solutions. We are firmly committed to operating and positioning our business for long-term success."

         The company plans to report final second fiscal quarter financial results on July 29, 1999.


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                    Epicor Announces Preliminary Estimate For Its Second Quarter
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ABOUT EPICOR SOFTWARE CORPORATION

         Epicor, the company formed following the merger of Platinum Software and DataWorks, is the largest enterprise software supplier focused exclusively on the requirements of midmarket companies. Epicor delivers business performance solutions that enable companies to automate on their own terms and outperform their competition by capitalizing on customer relationships, minimizing the risks and upheaval of conventional enterprise resource planning (ERP) systems.

         Founded in 1984, Epicor is ranked among the industry's ten largest enterprise business solutions providers by industry analysts, with more than 10,000 enterprise customers worldwide. Epicor is headquartered in Irvine, California and employs more than 1,600 employees globally. More information about Epicor, its products and services is available at www.epicor.com.

                                      # # #

Epicor is a trademark of Epicor Software Corporation. Platinum is a registered trademark of PLATINUM technology International, Inc. The product and service offerings depicted in this document are produced by Epicor Software Corporation.

The information in this press release is forward-looking and preliminary in nature. These statements reflect Epicor's current beliefs and are based on information currently available to Epicor. Actual results may differ materially as a result of a number of factors, including but not limited to the failure of contracts to meet revenue recognition rules, and other adjustments that may arise as results are finalized. For a more detailed discussion of the risks that affect the Company's operating results, please refer to Company's Quarterly Report on Form 10-Q for the period ending March 31, 1999 at pages 12-17. The Company undertakes no obligation to update or revise these forward-looking statements.